Exhibit 99.1

Moelis & Company Announces Key Senior Leadership Changes

Ken Moelis to Become Executive Chairman

Navid Mahmoodzadegan Appointed Chief Executive Officer

Jeff Raich Appointed Executive Vice Chairman

NEW YORK, June 9, 2025 – Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced key senior leadership changes, which are the result of the Firm’s long-term leadership transition planning and will be effective as of October 1, 2025. Founder Ken Moelis, who has served as Chief Executive Officer since the Firm’s inception in 2007, will assume the role of Executive Chairman and will continue to focus on advising clients on their most critical strategic decisions. Navid Mahmoodzadegan, Co-Founder and Co-President, will succeed Ken as Chief Executive Officer and will also join the Board of Directors. Jeff Raich, Co-Founder and Co-President, will become Executive Vice Chairman of Moelis and will continue to lead key business areas of the Firm.

Ken said, “I have never felt better about our Firm and the opportunities ahead. We have the highest quality talent and the most extensive capabilities for clients in our history. This is the right moment to elevate the next generation of leadership and create further opportunities for internal growth. Navid is a founder of our Firm and has been a trusted partner to me for 30 years. As Co-President, he has been involved in every major decision we have made and has been a key driver of our Firm’s most impactful strategic growth initiatives. He’s a unique talent and one of the best strategic advisors I have ever worked with. Navid has the full support of our Board to lead Moelis into the future, building on our strong foundation to drive sustained growth and invest in the next generation of talent. Navid, Jeff and I share a long-term vision and deep commitment to fostering a collaborative and entrepreneurial environment that prioritizes exceptional client service and innovation.”

Navid commented, “I am incredibly proud of what we have achieved together these past 18 years since founding Moelis and am honored and excited to have the opportunity to serve as CEO at this important moment in the evolution of our Firm. As we move forward, we will continue to put clients first – that has always been the key to the Firm’s long-term success and achieving outstanding results for our shareholders. We have never been better positioned to capitalize on the significant growth opportunities ahead.”

Jeff added, “Moelis has always been defined by entrepreneurial thinking, deep client relationships, and a culture focused on our people. Ken, Navid and I have achieved so much together in our 30 years of partnership, and it feels like we are just getting started. I look forward to continuing to bring creative solutions to our clients and executing on our growth plans together with my colleagues across our organization.”

Ken concluded, “Jeff’s experience and judgment have shaped Moelis at every stage since our founding, and his leadership will be critical to our next chapter. I look forward to serving our clients and helping drive the Firm’s continued success alongside Navid, Jeff and our leadership team for years to come.”

-ENDS-

About Navid Mahmoodzadegan

Navid Mahmoodzadegan is a Co-Founder and Co-President of Moelis & Company, where he has co-led the Firm’s investment banking business and driven strategic growth since its founding. An accomplished banker and advisor with 30 years of experience, Navid previously served as Global Head of Media Investment Banking at UBS. Prior to this, he was an investment banker at Donaldson, Lufkin & Jenrette and practiced law as an attorney at Irell & Manella.

Navid holds an A.B. with Highest Distinction from the University of Michigan (Phi Beta Kappa) and a J.D. from Harvard Law School, magna cum laude. He currently serves on the Taft School Board of Trustees and on the President’s Advisory Group at the University of Michigan. He previously served on the National Board of Directors of JumpStart and as Board Chair for the Carlthorp School Board of Trustees.

About Moelis & Company

Moelis & Company (“Moelis”) is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors. The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors. Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters. The Firm serves clients from locations across North and South America, Europe, the Middle East, and Asia-Pacific. For further information, please visit: www.moelis.com.

Contacts

Media Contact:

Melissa Chiles

Moelis & Company

T: + 1 212 883 3583

press@moelis.com

Investor Contact:

Matt Tsukroff

Moelis & Company

T: + 1 212 883 3800

M: +1 917 526 2340

matthew.tsukroff@moelis.com